Exhibit 10.19

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of the 1st day of December 2010, is between Lucid, Inc., a New York corporation (“Company”), and William J. Shea (“Executive”).

WHEREAS the Executive has served on the Board of Company for several years and has become familiar with the products and processes owned and developed by the Company; and

WHEREAS the Company has grown substantially in recent years and its management and shareholders believe that in addition to the scientific and technical skills possessed by current management, the Company would benefit from the business experience and acumen possessed by Executive; and

WHEREAS Executive has agreed to serve in the positions and with the functions and duties described below in exchange for the consideration provided for by this Agreement.

NOW, THEREFORE, for good and valuable consideration and the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Employment.  The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

2.                                       Term. The effective date of this agreement (the “Agreement”) shall be December 1,  2010. Subject to the provisions for termination as provided in Section 10 hereof and to any extension which occurs as provided below, the term of this Agreement shall end on January 1, 2016 and it shall thereafter be automatically renewed for an indefinite number of one (1) year periods unless either party sends written notice to the other party of its intention not to renew at least ninety (90) days prior to expiration of said term. If the election not to renew is made, this Agreement shall remain in full force and effect for the remaining original term, or any extension periods thereafter if the original term is renewed, subject to the provisions for termination as provided in Section 10 hereof. The original term and any extension periods thereafter are hereinafter collectively referred to as the “Term.”

3.                                       Duties.  Executive is engaged by the Company in the capacity of Executive Chairman. Executive shall report solely and directly to the Board of Directors of the Company (“Board”).

4.                                       Extent of Services.  Subject to the direction and control of the Board, Executive shall have the power and authority commensurate with his officer status and necessary to perform his duties hereunder.  The Company agrees to provide to Executive such assistance and work accommodations as are suitable to the character of his positions with the Company and adequate for the performance of his duties.  Except as provided below, Executive shall devote his entire employable time, attention and best efforts to the business of the Company, and during the Term of this Agreement shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this shall not be construed as preventing

Executive from serving on boards of professional, community, civic, educational, charitable and corporate organizations on which he presently serves or may choose to serve or investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made; and provided more specifically that Executive may continue to serve an the board of Demoulas Supermarkets, Inc., Boston Private Financial Holding Co., NASDAQ and American International Group, provided that such service does not materially interfere with the performance of his duties under this Agreement.  For purposes of this Agreement, full-time employment shall be the normal work week for individuals in comparable officer positions with the Company, however, it is expressly understood that Executive is not intending to relocate to Rochester, New York, is not expected to be on site each work day, and will fulfill some of his functions and duties from elsewhere.

5.                                       Compensation.  As compensation for services hereunder rendered during the Term hereof, Executive shall receive an annual base salary of $0 (“Base Salary”) payable in equal installments in accordance with the Company’s payroll procedure for its salaried Executives, which Base Salary is subject to increase, but not decrease, by the Compensation Committee.  Salary payments and other payments under this Agreement shall be subject to withholding of taxes and other appropriate and customary amounts.

Notwithstanding the foregoing, or the commencement date of this Agreement, Executive’s Base Salary shall automatically be increased to the annual rate of $150,000 upon the occurrence of a qualified financing.  A qualified financing shall be deemed to have occurred if, when and as declared by the Committee, in its sole discretion.

In addition to Base Salary, Executive shall be eligible to receive a bonus or other incentive compensation (the “Bonus”) under the Company’s Management Incentive Plan (the “Incentive Plan”), which plan is administered by the Committee.  The Committee may approve grants under the Incentive Plan from time to time; provided, however, that Executive shall be eligible to receive a maximum annual Bonus equal to sixty (60%) percent of Executive’s Base Salary with respect to any calendar year.

In addition to the Base Salary and Bonus, Executive shall be eligible to receive equity grants under the Company’s 2010 Long-Term Incentive Plan (the “2010 LTIP”), which plan is administered by the Committee.  The Committee may approve grants under the 2010 LTIP from time to time.

6.                                       Fringe Benefits.

(a)                                  Executive shall be entitled to participate in such existing Executive benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its executive management or supervisory personnel generally, in accordance with the eligibility requirements for participation therein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any Executive benefit plans or programs, or Executive fringe benefits, which it may adopt from time to time.

(b)                                 Executive may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Executive for all such reasonable expenses so long as such expenses are incurred and documented in accordance with the Company’s standard reimbursement policies and procedures.

(c)                                  During the Term of this Agreement, the Company shall at its expense maintain a term life insurance policy or policies on the life of Executive in a face amount of Two Million Dollars ($2,000,000), payable to such beneficiaries as Executive may designate. Executive may, at his expense, purchase additional insurance at the time the Company purchases said policy or policies. In the event Executive terminates employment for any reason, Executive shall have the right, at his expense, to begin paying the premiums required to continue such insurance coverage from and after the date of his termination.  Notwithstanding the foregoing, Executive may decline, in writing, to receive the aforementioned life insurance policy.

7.                                       Disability.  If Executive shall become physically or mentally disabled during the Term of this Agreement to the extent that his ability to perform his duties and services hereunder is materially and adversely impaired, his Base Salary provided herein shall continue while he remains employed by the Company; provided, that if such disability (as confirmed by competent medical evidence) continues for at least nine (9) consecutive months, the Company may terminate Executive’s employment hereunder, in which case the Company shall immediately pay Executive a lump sum payment equal to (i) one times his annual Base Salary, less applicable taxes, for the most recent year then ended; (ii) an amount equal to the annual Bonus described in Section 5 that was paid for the calendar year prior to such termination and (iii) all other unpaid amounts or benefits previously accrued or awarded pursuant to any other provision of this Agreement. In addition, any restricted stock and options to purchase shares shall fully vest as of the termination date. No such payment of items (i) through (iii) and no such accelerated vesting of the stock options and restricted stock shall be required if such disability arises primarily from (a) chronic depressive use of intoxicants, drugs or narcotics, or (b) intentionally self-inflicted injury or intentionally self-induced sickness.

8.                                       Disclosure of Information. Executive acknowledges that as a result of his employment with the Company, he has been and will be making use of, acquiring and/or adding to confidential information of the Company of a special and unique nature and value. As a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5, as well as any additional benefits stated herein, Executive covenants and agrees that he shall not, at any time during or following the Term of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever, any confidential information that has been obtained by or disclosed to him as a result of his employment with the Company and which the Company has taken appropriate steps to safeguard, except to the extent that such confidential information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, in which event Executive shall give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment, or (c) must be disclosed to enable Executive properly to perform his duties under this Agreement. Upon the termination of this Agreement, Executive shall return all materials obtained from or belonging to the Company which he may have in his possession or control.

9.                                       Covenants Against Competition and Solicitation. Executive acknowledges that the services he is to render to the Company are of a special and unusual character, with a unique value to the Company.  In view of the unique value to the Company of the services of Executive for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to Executive as set forth above, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5, as well as any additional benefits stated herein, and other good and valuable consideration, Executive covenants and agrees that throughout the period Executive remains employed hereunder and for one year thereafter, Executive shall not directly or indirectly, anywhere in the United States of America (i) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by, any other corporation. person or entity that derives a non-incidental portion of its revenue from the business of developing or marketing medical diagnostic or health products or services; (ii) in any manner compete with the Company or any of its subsidiaries; (iii) solicit to other corporations, persons or other entities providing the same or similar products or services provided by the Company and its subsidiaries, or any customers of the Company; or (iv) solicit for employment any employee of the Company.

Should any particular covenant or provision of this Section 9 be held unreasonable or contrary to public policy for any reason, including, without limitation, the time period, geographical area, or scope of activity covered by any restrictive covenant or provision, the Company and Executive acknowledge and agree that such covenant or provision shall automatically be deemed modified such that the contested covenant or provision shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

10.                                 Termination.

(a)                                  Either the Company or Executive may terminate this Agreement at any time for any reason upon written notice to the other. Further, the Company may terminate this Agreement for “just cause” pursuant to Section 10(b) below and the Executive may terminate this Agreement for (i) “good reason” pursuant to Section 10(c) below, or (ii) as a result of a Change in Control under Section 10(d), in both of which cases the provisions set forth below and in Section 11 shall apply. This Agreement shall also terminate upon (i) the death of Executive or (ii) termination by the Company after disability of Executive pursuant to Section 7.

(b)                                 The Company may terminate this Agreement at any time for “just cause.”  For purposes of this Agreement “just cause” shall mean:

(i)                                     a material breach by Executive of this Agreement or willful malfeasance or fraud or dishonesty of a substantial nature in performing Executive’s services on behalf of the Company which in. each case is willful and deliberate on Executive’s part and committed in bad faith or without reasonable belief that such breach or action is in the best interests of the Company;

(ii)                                  Executive’s illegal use of alcohol or drugs which materially and repeatedly interferes with the performance of his duties hereunder or which results in material damage to the reputation of the Company;

(iii)                               Executive’s conviction by a court of law, or admission that he is guilty of a felony or other crime involving moral turpitude; or,

(iv)                              Executive’s unexcused absence from his employment duties other than as a result of disability for whatever cause, for a period of more than 30 consecutive days, without prior consent from the Company, acknowledging that Executive may carry out some of his duties at locations other than the Company’s headquarters.

The Company may not terminate Executive’s employment for “just cause” unless:

(i)                                     the Company provides Executive with at least thirty (30) days advance written notice (the “Notice of Consideration”) of its intent to consider termination of Executive’s employment for just cause, including a description of the specific reasons which form the basis for such consideration;

(ii)                                  no more than fifteen (15) days after the date Notice of Consideration is provided, Executive shall have had the opportunity to appear before the Board, with or without legal representation, at Executive’s election, to present arguments and evidence on his own behalf; and

(iii)                               following (x) the presentation to the Board as provided in (ii) above, (y) Executive’s failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be less than fifteen (15) days after the date the Notice of Consideration is provided), or (z) Executive’s declining to appear before the Board, Executive may be terminated for “just cause” only if the Board, by the affirmative vote of all of its members (excluding Executive), determines that the actions or inactions of Executive specified in the Notice of Consideration occurred, that such actions or inactions constitute “just cause” and that Executive’s employment should be terminated for “just cause.”

No termination of employment shall be deemed a termination by the Company for “just cause” unless the Company complies with the requirements of this Section 10(b).

(c)                                  The Executive may terminate this Agreement within ninety days after the failure, after notice to the Company provided by the Executive and specifying the reason for the Executive’s invocation of this provision, of the Company to cure any of the actions constituting “good reason.”  For purposes of this Agreement “good reason” shall mean:

(i)                                     a failure to nominate, elect and maintain executive as Executive Chairman or Chairman of the Board; or

(ii)                                  any diminution in the nature or scope of Executive’s authority, duties, responsibilities or compensation from those contemplated or required by this Agreement; or

(iii)                               causing or requiring Executive to report to anyone other than the full Board or appointing any other person to a position of equal authority or having a direct reporting responsibility to the Board within the areas of responsibility assigned to Executive; or

(iv)                              requiring relocation without the consent of the Executive; or

(v)                                 any other breach of any provision of this Agreement by the Company which is not remedied by the Company within thirty (30) days after receipt of written notice from Executive specifying such breach.

(d)                                 The term “Control Termination” as used herein shall mean (A) termination of this Agreement by the Company for any reason other than (w) expiration of the term of this Agreement, (x) death, (y) disability under Section 7, or (z) for “just cause”, all or any in anticipation of, or not later than two years following, a “Change in Control” of the Company (as defined below), or (B) termination of this Agreement by Executive following a “change in control” of the Company (as defined below) upon the occurrence of (i) any of the events specified in Section 10(c) constituting “good reason” or (ii) the giving of a notice of termination by Executive during a six (6) month period commencing six (6) months after a “Change in Control.”

The term “Change In Control” shall mean and have occurred upon (i) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of “beneficial ownership” (as such term is defined in Rule 13d-3 promulgated under this 1934 Act), directly or indirectly, of securities of the Company representing 51% or, more of the combined voting power of the then outstanding securities of the Company entitled to vote with respect to the election of the Company’s Board, (ii) the Company’s sale or transfer of all or a. substantial portion of its assets to any person other than a person controlled by, controlling, or under common control with, the Company; (iii) when as a result of or in connection with, any cash tender or exchange offer, purchase of stock, business combination, or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any Successor Corporation. “Successor Corporation” means the surviving, resulting or transferee corporation in a business combination, or if such corporation is a direct or indirect subsidiary of another corporation, the parent corporation of such surviving, resulting or transferee corporation.

Upon the occurrence of a Change in Control, the Company shall promptly notify Executive in writing of the occurrence of such event (such notice, the “Change in Control Notice”).

11.                                 Payments Following Termination.

(a)                                  In the event this Agreement is terminated by the Company for “just cause” as so defined, then (A) Executive shall be entitled to receive his Base Salary as provided in Section 5(a) accrued but unpaid as of the date of termination, plus a pro-rated bonus calculated as a fraction, the numerator of which is the preceding year’s Bonus multiplied by the number of months in the current calendar year (and fractions thereof) preceding the date of termination, and the denominator of which is twelve (12); (B) no restrictions that remain as to any shares of restricted stock shall lapse alter the date of termination and Executive shall forfeit any still-restricted shares to the Company; and (C) no option previously awarded but not yet vested shall vest after the date of termination, and all previously awarded, vested options shall terminate unless exercised within ninety (90) days of the date of termination.

(b)                                 In the event this Agreement is terminated by the death of Executive, then the Company shall promptly pay Executive’s estate a lump sum payment equal to (i) his annual Base Salary as provided in Section 5(a) accrued but unpaid as of the date of death; (ii) a pro-rated bonus calculated as a fraction, the numerator of which is the preceding year’s Bonus multiplied by the number of months in the current calendar year (and fractions thereof) preceding the date of death, and the denominator of which is twelve (12), (iii) and all other unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement.  In addition, all restrictions remaining on any shares of restricted stock shall lapse and any options to purchase shares referenced in Section 5 shall fully vest.

(c)                                  In the event this Agreement is terminated (i) by the Company without “just cause,” or (ii) by the Executive with “good reason”, then (A) the Company will pay the Executive an immediate cash payment equal to two times Executive’s Base Salary plus Bonus for the applicable year or, in the case of the Bonus, for the immediately prior year; (B) the Company shall pay the Executive all unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement; (C) all restrictions remaining on any shares of restricted stock shall lapse and any options to purchase shares referenced in Section 5 shall fully vest.

(d)                                 In the event this Agreement is terminated as a Control Termination, then (A) the Company will pay the Executive an immediate cash payment equal to two and one half (2.5) times Executive’s Base Salary plus Bonus for the applicable year or, in the case of the Bonus, for the immediately prior year; (B) the Company shall pay the Executive all unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement; (C) all restrictions remaining on any shares of restricted stock shall lapse and any options to purchase shares referenced in Section 5 shall fully vest.

(e)                                  In the event that this Agreement is terminated by the Company following Executive’s disability, payment shall be made in accordance with Section 7 hereof.

(f)                                    In the event that Executive terminates this Agreement, other than for “good reason,” or in the event that this Agreement expires in accordance with its terms, the Executive shall not be entitled to any additional payment, compensation or accelerated vesting of equity grants or options, beyond that which has accrued in the ordinary course upon the date of such termination.

12.                                 Tax Indemnity Payments.

(a)                                  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that at least $100,000 in payments, distributions or the treatment of stock options or deferred compensation by the Company or its affiliated companies to or for the benefit of Executive, whether, paid, or payable, distributed or distributable or vested or to become vested pursuant to the terms of the Agreement or otherwise but determined without regard to any additional payments required under this Section 12 (a “Payment”), would be subject to the excise tax imposed by Sections 4999 or 409A of the Code or any successor provisions (collectively, “Section 4999”), or any interest or penalties arc incurred by Executive with respect to each excise tax (such, excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                                 Subject to the provisions of Section 12(c), all determinations required to be made under this Section 12, including whether and when a Gross Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company said Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm. shall than be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall he borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 12, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. In the event that the Company exhausts its remedies pursuant to Section 12(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(c)                                  Executive shall notify the Company in writing of any claim by the Internal Revenue Service that if successful, would require a payment by the Company, or a change in the amount of the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 12(e) shall not impair Executive’s rights under this Section 12 except to the extent the Company is materially prejudiced thereby.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim,

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, hiring legal representation with respect to such claim which representation shall be paid for by the Company,

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)                              permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income, employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 12(c), the Company shall control all proceedings taken in connection with such contest so long as the same do and will not leave Executive at risk of exposure for tax liability which is not to be paid by the Company and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income, employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such Advance or with respect to any imputed income with respect to such advance., and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(c), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 12(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

13.                                 Character of Termination Payments.  The amounts payable to Executive upon any termination of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Company and his continued service from the date hereof to the date he becomes entitled to such payments. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

14.                                 Representations of the Parties.

(a)                                  The Company represents and warrants to Executive that (i) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company; and (ii) the employment of the Executive on the terms and conditions contained in this Agreement will not conflict with, result in a breach or violation of, constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to (A) the articles of incorporation or by-laws of the Company, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject, or (C) any statute, law, rule, regulation, judgment, order or decree applicable to the Company, or any regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company.

This Agreement shall have been duly and validly approved and adopted by the Board of Directors of the Company in accordance with the corporation laws of the State of New York and the articles of incorporation and by-laws of the Company.

(b)                                 Executive represents and warrants to the Company that: (i) this Agreement has been duly executed and delivered by Executive and constitutes a valid and binding obligation of Executive; and (ii) neither the execution of this Agreement by Executive nor his employment by the Company on the terms and conditions contained herein will conflict with, result in a breach or violation of, constitute a default under any agreement, obligation, condition, covenant or installment to which Executive is a party or bound or to which his property is subject, of any statute, law, rule, regulation, judgment, order or decree applicable to Executive of any court,  regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Executive or any of his property.

15.                                 Arbitration of Disputes; Injunctive Relief.

(a)                                  Except as provided in subsection (b) below, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Rochester, New York, in accordance with the laws of the State of New York by three arbitrators, one of whom shall he appointed by the Company, one by Executive, and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, the Company shall pay (or Executive shall be entitled to recover from the Company, as the case may be) his reasonable attorneys’ fees and costs and expenses in connection with the enforcement of any arbitration award in court, regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by Executive of all or a part of any such fees and costs and expenses would be unjust.

(b)                                 Executive acknowledges that a breach or threatened breach by Executive of Sections 8 or 9 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury. Notwithstanding paragraph (a) above, the Company and Executive agree that the Company may seek and obtain injunctive relief including, without limitation, temporary restraining orders, preliminary injunctions and/or permanent injunctions, in a court of proper jurisdiction to restrain or prohibit a breach or threatened breach of Sections 8 or 9 of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

16.                                 Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to his residence, in the case of Executive, or to Lucid, Inc., 2320 Brighton Henrietta Town Line Road, Rochester, NY 14623, in the case of the Company.

17.                                 Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party.  In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement, and the remaining provisions of the Agreement shall continue to be binding and effective.

18.                                 Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all prior agreements between them. The compensation and benefits to be paid under the terms of this agreement are in lieu of all other compensation or benefits to which the Executive is entitled from the Company. This agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

19.                                 Binding Agreement and Governing Law; Assignment Limited.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their lawful successors in interest (including, without limitation, Executive’s estate, heirs and personal representatives) and shall be construed in accordance with and governed by the laws of the State of New York. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other.

20.                                 No Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors, permitted assigns, or heirs, beneficiaries or persons identified by name or category herein as being entitled to specific rights or benefits and it is not otherwise intended to confer third-party beneficiary rights upon any other person.

The parties have executed this Agreement as of the date first above written.

COMPANY:
Lucid, Inc.

By:	/s/ Jay M. Eastman
Jay M. Eastman, Chief Executive Officer

EXECUTIVE:

/s/ William J. Shea
William J. Shea